                                                                Exhibit 10(ix)




                              FIRST HAWAIIAN, INC.

                           DEFERRED COMPENSATION PLAN

                 (Amended and Restated as of January 1, 1996)

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
PROLOGUE      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

ARTICLE II - PARTICIPATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3

ARTICLE III - DEFERRALS

     Section 3.1  Deferral Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
     Section 3.2  Length of Deferrals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4
     Section 3.3  Memorandum Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5
     Section 3.4  Discretionary Investment
                    by Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
     Section 3.5  Change in Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7
     Section 3.6  Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7

ARTICLE IV - NO CONTRIBUTIONS

     Section 4.1  No Contributions By
                    Participating Employers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            9
     Section 4.2  Benefits Payable From
                    General Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           9
ARTICLE V - ADMINISTRATION

     Section 5.1  Committee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
     Section 5.2  Indemnification, Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
     Section 5.3  Claims Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11

                                                                                                              Page
                                                                                                              ----
ARTICLE VI - AMENDMENT, TERMINATION, MERGER

     Section 6.1  Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14
     Section 6.2  Termination or Suspension   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14
     Section 6.3  Merger or Consolidation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14

ARTICLE VII - MISCELLANEOUS

     Section 7.1  Rights of Participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15
     Section 7.2  Misc. Rules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15

EXHIBIT I     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18

                              FIRST HAWAIIAN, INC.
                           DEFERRED COMPENSATION PLAN

                                    PROLOGUE

         The First Hawaiian, Inc. Deferred Compensation Plan (this "Plan") permits eligible employees to defer payment of certain compensation. This Plan is an unfunded deferred compensation arrangement solely for a select group of management or highly compensated employees of First Hawaiian, Inc. and its affiliates.

         This Plan is hereby amended and restated in its entirety. Unless otherwise specifically provided for herein or by law, the provisions set forth herein shall be effective as of January 1, 1996.

                                   ARTICLE I

                                  DEFINITIONS

         As used herein the following terms shall have the following meanings unless the context clearly requires otherwise.

       1.1 "Affiliate" means Affiliate as defined in the First Hawaiian, Inc. Profit Sharing Plan.

       1.2 "Beneficiary" means the person, persons, or legal entity designated by the Participant to receive his benefits under this Plan in the event of his death. If a Participant fails to make any designation, the person so designated shall not survive the Participant, or the legal entity so designated shall no longer be in existence or shall be legally incapable of receiving benefits hereunder, Beneficiary shall mean the

Participant's surviving spouse, or if there is no surviving spouse, the estate of the Participant.

       1.3      "Board" means the Board of Directors of the Company.

       1.4 "Change in Control" means Change in Control as defined in the First Hawaiian, Inc. Stock Incentive Plan.

       1.5      "Committee" means the Executive Compensation Committee of the
Board.

       1.6      "Company" means First Hawaiian, Inc.

       1.7 "Disability" means Disability as defined in the First Hawaiian, Inc. Profit Sharing Plan.

       1.8 "IPKE" means the First Hawaiian, Inc. Incentive Plan for Key Executives, as amended from time to time.

       1.9 "LTIP" means the First Hawaiian, Inc. Long-Term Incentive Plan, as amended from time to time.

       1.10 "Memorandum Account" means an account recording the amount allocated to a Participant pursuant to Article III of this Plan, as adjusted from time to time pursuant to the provisions of this Plan.

       1.11 "Participant" means any person selected for participation pursuant to Article II.

       1.12 "Participating Employer" means the Company or any other employer which, with the Company's permission, elects to adopt the Plan.

       1.13 "Plan" means the First Hawaiian, Inc. Deferred Compensation Plan, as set forth herein and as amended from time to time.

       1.14 "Special Deferral" means a deferral pursuant to Section 3.2 that is payable on a specified date other than the Participant's termination of employment.

                                   ARTICLE II

                                 PARTICIPATION

         The Committee shall select the employees of a Participating Employer eligible to be Participants. Participants shall be selected from executive and other key employees who because of their management or staff positions have the principal responsibility for the management, direction, and success of the Company or a Participating Employer. A director of a Participating Employer who is a full-time employee of the Participating Employer shall be eligible to participate in the Plan.

                                  ARTICLE III

                                   DEFERRALS

Section 3.1  Deferral Election.

         (a) A Participant may elect one or more of the following deferrals for which he is eligible.

                 (1) On a date prior to December 1 of each year, a Participant who is eligible for IPKE may elect to defer the payment of all or a portion of his IPKE cash bonus for the then current fiscal year.

                 (2) On a date that is at least three months before the end of a "Performance Period" under the LTIP, a Participant who may become entitled to receive payment of an award for such period under such plan may elect to defer all or part of any payment of such award.

                 (3) On a date prior to January 1, a Participant may elect to defer the payment of a percentage (not in excess of 25 percent) of his base salary for the next calendar year.

         (b) The deferral election shall be irrevocable and shall be made on a form prescribed by the Committee. Any annual cash bonus under IPKE, any base salary, and any award under the LTIP for which a Participant has not elected to defer under this Plan shall be paid without regard to this Plan.

         (c) The amount to be credited to a Memorandum Account shall be subject to reduction by the amount the Participating Employer is required by law to pay to a governmental taxing authority as the Participant's portion of any withholding taxes, including taxes imposed on employees by the Federal Insurance Contributions Act of Chapter 21 of the Internal Revenue Code. The Committee may authorize a Participant to satisfy such withholding tax payment in a manner that does not reduce the amount credited to his Memorandum Account.

Section 3.2  Length of Deferrals.

         (a) If a deferral is elected, the period of deferral shall (except as provided in Section 3.2(b)) end with the Participant's retirement, death, Disability, resignation, or other termination of employment with the Company, the Participating Employers, and the Affiliates.

         (b) The Committee may, in its sole discretion, approve Special Deferrals. Such Special Deferrals shall be subject to the same rules as in
Section 3.1 above, except for the time of payment.

Section 3.3  Memorandum Account.

         (a) The Committee shall cause a Participating Employer to establish a Memorandum Account for each Participant employed by it who has elected a deferral under this Plan. A Participant shall be fully vested in his Memorandum Account at all times. A separate Memorandum Account shall be kept for any deferral that may be paid in a different manner or may be paid commencing on a different date from other deferrals. The Memorandum Account balances of a Participant shall represent the Participating Employer's obligation to pay the deferred amount to the Participant or his Beneficiary.

         (b) A Memorandum Account shall be credited with assumed earnings in accordance with this Section 3.3(b). In general, assumed earnings shall be credited once annually, as of December 31 of each year, so that the earnings for the current year are part of the opening balance of the next calendar year. The Committee may, however, authorize the crediting of assumed earnings at other dates during a calendar year, provided that any later calculation of earnings during or at the end of the same calendar year shall be made in a manner designed to produce approximately the same total earnings for the year as would a one-time, December 31 calculation. Notwithstanding the foregoing, earnings for a partial year shall be credited for the period up to the distribution date for a payment that is made at any date during a year other than in January.

         (c) In determining the balances on which earnings are credited, once-a-year deferrals, such as deferrals of IPKE or LTIP awards, shall be credited to the Memorandum Account as of the first of the month coinciding with or following the cash payment date that would have applied absent the deferral. Recurring deferrals, such as for base salary, shall be deemed to occur evenly throughout the year (or the portion thereof) during which such deferrals are occurring, and for purposes of crediting assumed earnings, 50% of the total of such deferrals for the period may be treated as having been in the Memorandum Account for the entire deferral period.

         (d) The rate to be used in crediting assumed earnings for each calendar year or partial year shall be the First Hawaiian Bank Prime Rate as in effect at the beginning of the calendar year. When earnings are credited during a year in conjunction with a payment at a time other than in January of less than the entire remaining Memorandum Account balance, the determination of such interim earnings shall be made in an administratively feasible manner that prevents or minimizes the possibility of crediting additional earnings on the interim earnings at the end of the year.

Section 3.4  Discretionary Investment by Company.

         (a) The deferred amounts to be paid to Participants constitute an unfunded obligation of the Participating Employer. The Committee may, however, annually direct that an amount equal to the deferred amounts for that year be invested by the Participating Employers as the Committee, in its sole discretion, shall determine.

         (b) The Committee may, in its sole discretion, determine that all or a portion of the deferred amounts be paid into one or more grantor trusts that may be established by the Participating Employer for the purpose of providing a potential source of funds to pay Plan benefits. Moreover, such payment of all previously deferred amounts to a grantor trust shall be required in connection with a Change in Control.

         (c) The Committee may designate an investment advisor to direct the investment of funds that may be used to pay benefits, including the investment of the assets of any grantor trusts hereunder.

Section 3.5  Change in Control.

         If the terms of a Change in Control provide that this Plan shall be assumed by the successor organization, then this Plan shall (subject to Section 3.4(b)) continue in accordance with its terms. If, however, the terms of a Change in Control do not so provide, then immediately prior to the occurrence of such a Change in Control, the Plan shall automatically terminate and each Participant shall receive immediately prior to such Change in Control a lump sum distribution of his Memorandum Account or Memorandum Accounts.

Section 3.6  Payment.

         (a) Upon the retirement, death, Disability, resignation, or other termination of employment of a Participant or upon a

Special Deferral payment date, the Participant, or in the case of his death, his Beneficiary, shall be paid an amount equal to the balance of the Participant's Memorandum Account, plus assumed earnings (determined pursuant to Section 3.3) to the date of distribution.

         (b) Payment shall be made in cash in (i) a single lump sum or (ii) installments payable once each calendar year over a specified period of up to 12 years. The first installment shall be paid as soon as practicable after the Participant's termination of employment and each subsequent installment shall be paid in the January following the immediately preceding payment. Such installments shall be in substantially equal payments, except that the first installment shall be prorated so that it bears the same proportion to a full annual installment as the remainder of the year following the calculation date bears to the full year.

         (c)     (1)      Payment of a Special Deferral shall be made in a lump
sum on the specified payment date; installment payment of a Special Deferral shall not be permitted.

                 (2) The Committee shall determine the form of payment of any other deferrals, and prior to doing so, may consider an expression of the Participant's preference that is made at any time up to one year before the triggering event for the payment. Payment of such other deferrals shall be made or commence as soon as practicable following the Participant's retirement, death, Disability, resignation, or other termination of employment.

         (d) The Committee, in its sole discretion, may accelerate the payment of the unpaid balance of a Participant's Memorandum Account in the event of the Participant's retirement, death, Disability, resignation, or termination of employment or upon its determination that the Participant (or his Beneficiary in the case of his death) has incurred a severe, unforeseeable financial hardship creating an immediate and heavy need for cash that cannot reasonably be satisfied from sources other than an accelerated payment from this Plan. The Committee in making its determination may consider such factors and require such information as it deems appropriate.

         (e) All payments under the Plan shall be subject to withholding taxes that the Participating Employer is required by law to withhold.

                                   ARTICLE IV
                                NO CONTRIBUTIONS

Section 4.1  No Contributions By Participating Employers.

         No contributions to a trust fund shall be required of or made by any Participating Employer.

Section 4.2  Benefits Payable From General Assets.

         The amount of any Memorandum Account payable to a Participant shall remain part of the general funds of the Participating Employers. No Participant or Beneficiary shall acquire any property interest in his Memorandum Account or any other assets of any Participating Employer. A Participant's or Beneficiary's right hereunder shall be limited to receiving from the Participating Employer deferred payments measured as set forth in this Plan. To the extent that any Participant or

Beneficiary acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of a Participating Employer.

                                   ARTICLE V
                                 ADMINISTRATION

Section 5.1  Committee.

         Subject to the limitations of this Plan and unless otherwise determined by the Board, the Committee shall have the power and the duty to take all actions and to make all decisions necessary or proper to administer this Plan, including:

                 (1) To require as a condition to receiving any benefits under this Plan, any person to furnish such information that the Committee may reasonably request for the purpose of the proper administration of this Plan;

                 (2) To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of this Plan;

                 (3) To decide questions concerning the interpretation of this Plan, including the eligibility of any person for benefits under this Plan;

                 (4) To determine the amount of benefits that shall be payable to any person in accordance with the provisions of this Plan;

                 (5) To delegate responsibility for performance of ministerial functions necessary for the administration of the

Plan to such employees of the Company or a Participating Employer, including Participants, as the Committee shall deem appropriate; and

                 (6) To employ the services of such other persons as the Committee may deem necessary or desirable in connection with this Plan, including but not limited to an actuary, legal counsel, an independent accountant, agents, and such clerical, medical, and accounting services as it may require in carrying out the provisions of this Plan or in complying with the requirements of ERISA.

Section 5.2  Indemnification, Insurance.

         The Participating Employers shall indemnify and save harmless and/or insure each fiduciary who is an employee or a director of a Participating Employer or an Affiliate against any and all claims, loss, damages, expense, and liability arising from their responsibilities in connection with this Plan, if the fiduciary acted in good faith and in a manner the fiduciary reasonably believed to be in or not opposed to the best interests of the Plan.

Section 5.3  Claims Procedure.

         (a) The procedure for claiming benefits under this Plan shall be as follows:

                 (1) The Committee shall determine the benefits due hereunder to a Participant or his beneficiary or beneficiaries, but a Participant or his beneficiary or beneficiaries may file a claim for benefits by written notice to the Committee.

                 (2) If a claim is denied in whole or in part, the Committee shall give the claimant written notice of such denial, within a reasonable period of time following the filing of the claim. Such notice shall
(i) specify the reason or reasons for the denial, (ii) refer to the pertinent Plan provisions on which the denial is based, (iii) describe any additional material or information necessary to perfect the claim and explain the need therefor, and (iv) explain the review procedure described in subparagraph (3) hereof.

                 (3) The claimant may then appeal the denial of the claim to the Committee by filing written notice of such appeal with the Committee within 90 days after receipt of the notice of denial. The claimant or any authorized representative may, before or after filing the notice of appeal, review any documents pertinent to the claim and submit issues and comments in writing. The Committee shall make its decision on such appeal within 60 days after receipt of the appeal (unless a longer period is requested by the claimant), and shall forthwith give written notice of such decision.

         (b)     (1)      Notwithstanding Section 5.3(a), in the event of a
Change in Control a Participant may submit any claim for payment to arbitration as follows. On or after the second day following the termination of the Participant's employment or other event triggering a right to payment, a claim may be filed orally with an arbitrator of the Participant's choice and thereafter the Company shall be notified orally.

                 (2) The arbitrator must be (i) a member of the National Academy of Arbitrators or a person who currently appears on arbitration panels issued by the Federal Mediation and Conciliation Service or the American Arbitration Association or (ii) a retired judge of the State of Hawaii who served at the appellate level.

                 (3) The arbitration hearing shall be held within 24 hours (or as soon thereafter as possible) after filing of the claim unless the Participant and the Company agree to a later date. No continuance of said hearing shall be allowed without the mutual consent of the Participant and the Company. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures that expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his sole discretion upon deciding he has heard sufficient evidence to satisfy issuance of an award. In reaching a decision, the arbitrator shall be limited to interpreting this Plan; he shall have no authority to ignore, change, modify, add to, or delete from any provision of this Plan.

                 (4) The arbitrator's award shall be rendered as expeditiously as possible, and in no event, later than seven days after the close of the hearing. If the arbitrator finds that any payment is due to the Participant under the Plan, the arbitrator shall order the Company or Participating Employers to pay that amount to the Participant within 48 hours after the decision is rendered. The award of the arbitrator shall be final and binding upon the Participant and the Company and the Participating Employers. Judgment upon the award rendered by the arbitrator may be entered in any court in the State of Hawaii or in any other court of competent jurisdiction.

                 (5) In the case of any arbitration regarding this Agreement, the Participant shall be awarded the Participant's costs, including attorney's fees. The Company shall pay the arbitrator's fee and all necessary expenses of the hearing, including any stenographic reporter so employed.

                                   ARTICLE VI
                         AMENDMENT, TERMINATION, MERGER

Section 6.1  Amendment.

         The Board may at any time amend this Plan. No Plan amendment shall decrease the amount of a Participant's Memorandum Account or his right thereto.

Section 6.2  Termination or Suspension.

         The Board may at any time terminate or suspend further deferrals to this Plan. No termination or suspension shall decrease the Participant's Memorandum Account or his right thereto.

Section 6.3  Merger or Consolidation.

         If this Plan is merged into or consolidated with, or if its assets or liabilities are transferred to, any other plan, the provisions of such subsequent plan must provide that each Participant of this Plan would, if the subsequent plan then terminated, receive a benefit immediately after the merger, consolidation, or transfer, that is equal to or greater than the benefit he would have been entitled to immediately before the merger, consolidation, or transfer.

                                  ARTICLE VII
                                 MISCELLANEOUS

Section 7.1  Rights of Participants.

         (a) No Participant shall, by reason of his participation in this Plan, have any interest in (i) any specific asset or assets of a Participating Employer or an Affiliate or (ii) any stock rights of any kind.

         (b) Neither the adoption of this Plan, the making of any deferrals under this Plan, nor any action of the Board or the Committee in connection with the Plan shall be held or construed to confer upon any person any legal right to be continued as an officer or employee of a Participating Employer or an Affiliate.

         (c) No Participant shall have the right to assign, pledge, encumber, or otherwise dispose of (except to a Beneficiary upon his death) any of his interest in this Plan; nor shall his interest be subject to garnishment, attachment, transfer by operation of law, or any legal process.

Section 7.2  Misc. Rules.

         (a) Wherever used herein the masculine gender shall include the feminine and the singular number shall include the plural, unless the context clearly indicates otherwise.

         (b) The headings of articles and sections are included herein solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall be controlling.

         (c) Wherever a Participating Employer, the Company, or the Board is permitted or required to do or perform any act, matter, or thing under the terms of the Plan, it may be done and performed by any officer of a Participating Employer or the Company thereunto duly authorized.

         (d) To the extent not preempted by ERISA, the Plan shall be governed, construed, administered, and regulated according to the laws of the State of Hawaii.

         (e) All consents, elections, applications, designations, etc. required or permitted under the Plan must be made on forms prescribed by the Committee, and shall be recognized only if properly completed, executed, and filed with the Committee.

         (f)     (1)      Every person receiving or claiming benefits under the
Plan shall be conclusively presumed to be mentally competent and of age until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent or a minor for whom a guardian or other person legally vested with the care of his person or estate has been appointed. If, however, the Committee finds that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of incompetency or because he or she is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or to any person or institution considered by the Committee to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of liability therefor under the Plan.

              (2) If a guardian of the estate of any person receiving or claiming benefits under the Plan is appointed by a court of competent jurisdiction, benefit payments may be made to such guardian provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Committee. In the event a person claiming or receiving benefits under the Plan is a minor, payment may be made to the custodian of an account for such person under the Uniform Gifts to Minors Act. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefor under the Plan.

         TO RECORD the adoption of this document, First Hawaiian, Inc. has executed this document this 15th day of February, 1996.

                                     FIRST HAWAIIAN, INC.


                                     By  /s/ HERBERT E. WOLFF
                                       -------------------------------------
                                       Its Senior Vice President & Secretary


                                     By
                                       -------------------------------------
                                       Its

                                   EXHIBIT I

                        FORM OF BENEFICIARY DESIGNATION

                              FIRST HAWAIIAN, INC.
                           DEFERRED COMPENSATION PLAN

              I hereby direct that, if I die prior to the payment in full of my vested interest in my Memorandum Account in the First Hawaiian, Inc. Deferred Compensation Plan (hereinafter the "Plan"), any unpaid balance be paid to:


                 Name:  ______________________________

              Address:  ______________________________

                        ______________________________


              This beneficiary designation revokes any and all other beneficiary designations under the Plan made prior to the date of this designation.


Dated:__________________            _________________________
                                    Participant

Receipt acknowledged:
Committee

By______________________

Dated:__________________